Exhibit 16.1

Exhibit 16.1

9 February 2009

U.S. Securities and Exchange Commission
Washington, DC

RE:           Enviro Fuels Manufacturing, Inc.

We have read the statements under the caption ‘Changes In and Disagreements With Accountants on Accounting and Financial Disclosure’ in the enclosed Form S-1 to be filed with the Securities and Exchange Commission regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas